Exhibit 34.2

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of The Cleveland Electric Illuminating Company:

We have examined management’s assertion, included in the accompanying “Report on assessment of Compliance with Servicing Criteria for Asset-Backed Securities”, that The Cleveland Electric Illuminating Company (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the asset-backed securities transactions for which the Company acted as servicer involving phase-in recovery property (the “Platform”), as of December 31, 2013 and for the period from June 20, 2013 to December 31, 2013, excluding criteria 1122(d)(1)(i-iv), 1122(d)(2)(i-vii), 1122(d)(3)(ii-iv), and 1122(d)(4)(i-v, vii, ix-xiii, xv), which the Company has determined are not applicable to the servicing activities performed by it with respect to the Platform or the servicing activities are applicable to the Platform but are excluded from the scope of management's assertion and are not reported on herein. Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards of the Public Company Accounting Oversight Board (the “PCAOB”) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assertion that the Company complied with the aforementioned applicable servicing criteria as of December 31, 2013 and for the period from June 20, 2013 to December 31, 2013 for the Platform is fairly stated, in all material respects.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

March 31, 2014